Exhibit 99.1

news release

Encana increases Permian type curves and premium return inventory; driving efficiency with cube development

Calgary, Alberta (June 20, 2017) TSX, NYSE: ECA

Encana’s cube development approach combined with advanced completion practices have significantly enhanced its Permian well performance and led to a 20 percent increase in the company’s Permian type curves and 700 new premium return locations. The 700 new premium return locations is five times the quantity the company will drill this year and brings total premium return locations in the play to 3,450. Encana expects it will develop less than 30 percent of its Permian premium inventory through 2021.

“Through our focus on operational excellence, innovation and quality corporate returns we continue to make Encana more valuable and resilient,” said Doug Suttles, Encana President and CEO. “The company’s world-class Permian asset comprises thousands of feet of stacked resource. Our cube development is delivering leading well performance and efficiencies. We believe this approach will become the industry standard for stacked pay development.”

Cube development drives capital efficiency, boosts well performance and grows premium inventory.

Encana’s fast paced and structured innovation is changing the way stacked plays are developed. The company’s cube development approach targets multiple stacked pay zones from a single location to deliver significant value above ground as well as below ground in the reservoir.

Above ground, Encana’s cube development drives significant capital and operational efficiencies which are delivering drilling and completions savings of approximately $1.2 million per well compared to traditional single well development. Encana expects to hold its 2017 Permian well costs flat compared to 2016 on a like-for-like basis. Below ground in the reservoir, cube development maximizes production and resource recovery and minimizes or eliminates risk of value erosion connected with infill drilling and offset hydraulic fracturing interference.

The combination of tighter well density, precision targeting, advanced completion practices and longer laterals are delivering strong results and improved type curves in addition to enabling Encana to increase its Permian premium return inventory by 25 percent.

Innovation that drives value and creates upside

Encana is focused on creating additional value and upside in its stacked pay Permian assets through the combination of its advanced completions design and targeting new benches. The company began applying its advanced completion designs in the Permian during the second quarter. Advanced completion designs have delivered up to a 60 percent well performance improvement in the Eagle Ford and the Montney.

Highly resilient to lower commodity prices

Encana launched its five-year plan in October 2016. This included an expected 300 percent increase in non-GAAP cash flow, a doubling of corporate margin and a self-funding capital program post 2017. This plan was built on a flat $55.00 WTI oil price and $3.00 NYMEX through to 2021. Continued operational improvements and productivity gains across the portfolio in the first half of 2017 have further enhanced Encana’s resiliency. The company now expects it can deliver its five-year growth plan in a flat $50 WTI oil price environment, with a self-funding capital program post 2017.

For additional details on Encana’s Permian asset, view the company’s updated Permian presentation in the Presentations and Events section of www.encana.com/investors.

Encana Corporation

Encana Corporation (“Encana”) is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing natural gas, oil and natural gas liquids (NGLs). By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Encana Corporation	1

NON-GAAP MEASURES - Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. Non-GAAP Cash Flow is a non-GAAP measure defined as cash from operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Corporate Margin is defined as Non-GAAP Cash Flow per BOE of production. Management believes these measures are useful to the Company and its investors as measures of operating and financial performance across periods and against other companies in the industry, and are an indication of the Company’s ability to generate cash to finance capital programs, to service debt and to meet other financial obligations. Non-GAAP Corporate Return is defined as the project’s after-tax rate of return after incorporating a burden rate per BOE to cover corporate overhead costs, such as administrative and interest expenses. Non-GAAP Corporate Return is used by management as an internal measure of the profitability of a play. For additional information relating to non-GAAP measures, see Encana’s most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

ADVISORY REGARDING RESERVES & OTHER OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. 30-day initial or peak production and other short-term rates are not necessarily indicative of long-term performance or of ultimate recovery.

Drilling and completions costs in the Permian have been normalized based on lateral lengths of 7,500 feet. Disclosure of estimated well locations include proved, probable, contingent and unbooked locations. These estimates are prepared internally based on Encana’s prospective acreage and an assumption as to the number of wells that can be drilled per section based on industry practice and internal review. Approximately 40 percent of all locations specified in our core assets are booked as either reserves or resources, as prepared by internal qualified reserves evaluators using forecast prices and costs as of December 31, 2016. Unbooked locations do not have attributed reserves or resources and have been identified by management as an estimation of Encana’s multi-year drilling activities based on evaluation of applicable geologic, seismic, engineering, production and reserves information. There is no certainty that Encana will drill all unbooked locations and if drilled there is no certainty that such locations will result in additional oil and gas reserves, resources or production. The locations on which Encana will actually drill wells, including the number and timing thereof is ultimately dependent upon the availability of capital, regulatory and partner approvals, seasonal restrictions, equipment and personnel, oil and natural gas prices, costs, actual drilling results, additional reservoir information that is obtained, production rate recovery, transportation constraints and other factors. While certain of the unbooked locations have been de-risked by drilling existing wells in relative close proximity to such locations, many of other unbooked locations are farther away from existing wells where management has less information about the characteristics of the reservoir and therefore there is more uncertainty whether wells will be drilled in such locations and if drilled there is more uncertainty that such wells will result in additional proved or probable reserves, resources or production. Premium return well inventory are locations with expected after tax returns greater than 35 percent at $50/bbl WTI and $3/MMBtu NYMEX.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation. FLS include: advancement of and expected growth and returns in Encana’s five-year plan, including impact of various commodity prices; source of funding of capital; success of and benefits from technical innovation and cube development approach, including enhancements to well performance, type curves, number of wells and returns; potential premium return locations, ability to develop and expected drilling; stacked resource potential of assets, including potential upside; performance relative to peers; expectation of meeting the targets in Encana’s corporate guidance; anticipated production, composition of commodity mix, cash flow and corporate margins; anticipated costs, capital and operational efficiencies; and timing of and results from advanced completion design, potential benefits and target of drilling.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; Encana’s ability to access its revolving credit facilities and shelf prospectuses; assumptions contained in Encana’s corporate guidance and in the news release; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; effectiveness of Encana’s drive to productivity and efficiencies; results from innovations; expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; assumed tax, royalty and regulatory regimes; enforceability of transaction agreements; ability to satisfy closing conditions and regulatory approvals, successful closing of, and value of

Encana Corporation	2

post-closing and other adjustments associated with announced sale of assets; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, the benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: the ability to generate sufficient cash flow to meet Encana’s obligations; risks inherent to completing transactions on a timely basis or at all and adjustments that may impact expected proceeds or value to Encana; commodity price volatility; ability to secure adequate product transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors to declare and pay dividends, if any; the timing and costs of well, facilities and pipeline construction; business interruption and casualty losses or unexpected technical difficulties; counterparty and credit risk; risk and effect of a downgrade in credit rating and its impact on access to capital markets and other sources of liquidity; fluctuations in currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve anticipated results from cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential future lawsuits and regulatory actions made against Encana; impact to Encana as a result of disputes arising with its partners, including the suspension by its partners of certain of their obligations and the inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities of natural gas and liquids from plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, External Communications (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation	3